EXHIBIT 99.1
(UNITED AMERICAN HEALTHCARE CORPORATION LOGO)

Contacts:
Company	Investor Relations
Stephen D. Harris, CFO	Lambert, Edwards & Associates
United American Healthcare Corp.	616-233-0500 / mail@lambert-edwards.com
313-393-4571 / Investor_relations@uahc.com
United American Healthcare Corporation
Provides Update On TennCare RFP Awards
DETROIT, Mich., April 22, 2008—United American Healthcare Corporation (NASDAQ: UAHC) today announced that the Department of Finance and Administration of the State of Tennessee, Bureau of TennCare (“TennCare”), today publicly disclosed its decision to award new TennCare contracts to two named organizations, not including the company’s subsidiary, UAHC Health Plan of Tennessee, Inc. (“UAHC Health Plan”), as the culmination of TennCare’s selection process pursuant to its Request for Proposals (“RFP”) for managed care services to be provided in the East Grand Region and the West Grand Region of Tennessee.
“Earlier today, we learned TennCare’s decision in its RFP selection process, and that UAHC Health Plan’s joint proposal with Molina Healthcare did not obtain a contract for either the East Grand or West Grand Region,” said William C. Brooks, president, chairman and CEO of United American Healthcare. “Although we are disappointed with the decision, as UAHC Health Plan has provided Medicaid services in the West Grand Region for more than 14 years, we continue to manage our Medicare Advantage ‘Special Needs Plan’ in Shelby County, TN. At present, our senior leadership is considering the implications of today’s development, which will be discussed in our Form 10-Q quarterly report expected to be filed on May 13, 2008 with the Securities and Exchange Commission.”
About United American Healthcare Corporation

United American Healthcare Corporation (UAHC) is a full-service healthcare management company, pioneering the delivery of healthcare services to Medicaid recipients since 1985. UAHC owns and manages UAHC Health Plan, which is based in western Tennessee and includes the Memphis market. For more information, please visit the Company’s web site at www.uahc.com.